Classification: Internal Use 25023233v1 NEWS RELEASE CONTACTS September 19, 2025 Matt Curoe (Investor Relations) matt.curoe@53.com | 513-534-2345 Jennifer Hendricks Sullivan (Media Relations) jennifer.hendricks.sullivan@53.com | 614-744-7693 Fifth Third Bancorp Announces Redemption of Series L Preferred Stock CINCINNATI – Fifth Third Bancorp (Nasdaq: FITB) today announced that it has submitted a redemption notice to the Depositary for redemption of (1) all of its outstanding 4.500% Fixed-Rate Reset Non- Cumulative Perpetual Preferred Stock, Series L (CUSIP 316773DC1) (the “Series L Preferred Stock”), and (2) all outstanding receipts evidencing depositary shares representing the Series L Preferred Stock (CUSIP No. 316773DB3) (the “Depositary Shares”). The Series L Preferred Stock will be redeemed on September 30, 2025 pursuant to its terms and conditions for a redemption price equal to $25,000 per share, plus an amount equal to any declared but unpaid dividends, without accumulation of any undeclared dividends. The Depositary Shares will be redeemed on September 30, 2025 pursuant to their terms and conditions for a redemption price of $1,000 per Depositary Share, plus an amount equal to any declared but unpaid dividends to, but excluding, the redemption date, without accumulation of any undeclared dividends. For the third quarter of 2025, the redemption of the Series L Preferred Stock will result in an approximate reduction to net income available to common shareholders of $3.5 million, which will be treated as incremental preferred dividend expense. About Fifth Third Fifth Third is a bank that’s as long on innovation as it is on history. Since 1858, we’ve been helping individuals, families, businesses and communities grow through smart financial services that improve lives. Our list of firsts is extensive, and it’s one that continues to expand as we explore the intersection of tech-driven innovation, dedicated people, and focused community impact. Fifth Third is one of the few U.S.-based banks to have been named among Ethisphere's World’s Most Ethical Companies® for several years. With a commitment to taking care of our customers, employees, communities and shareholders, our goal is not only to be the nation’s highest performing regional bank, but to be the bank people most value and trust. Fifth Third Bank, National Association is a federally chartered institution. Fifth Third Bancorp is the indirect parent company of Fifth Third Bank and its common stock is traded on the NASDAQ® Global Select Market under the symbol “FITB.” Investor information and press releases can be viewed at www.53.com.